EXOlifestyle, Inc. is Pleased to Announce a 106% Increase in Revenue in Q3 of 2016

BOCA RATON, Fla., Nov. 7, 2016 /PRNewswire/ — EXOlifestyle, Inc. (OTCQB: EXOL), a management firm which develops and operates innovative and healthy brands within the health & wellness industry with a strong focus on athletic apparel, is pleased to announce that it has had a 106% increase in revenue for Q3 of 2016. EXOlifestyle, Inc. had $93,102.00USD in revenue within calendar year Q2 of 2016 and is reporting a 106% increase in revenue for calendar year Q3 totaling $192,540.00USD

CEO Vaughan Dugan stated, “This is only the beginning. We are gearing up to surpass these figures for Q4 of 2016, especially as we enter the Holiday season. Though these figures are great I truly believe EXO is in its infancy and fully expect it to continue to grow at a rapid pace.”

President Randy Romano stated, “Although we have a 106% increase in revenue we are not yet profitable. Revenue is a good thing and eventually our profit will adjust to reflect greater prosperity for the company due to the growth.”

About EXOlifestyle, Inc.

EXOlifestyle, Inc. is a management firm which develops and operates innovative and healthy brands within the health & wellness industry with a strong focus on athletic apparel.

EXO is a functional sports apparel brand, and designer and producer of active wear products offered in fitness retailers internationally and throughout the U.S. EXO’s offerings include an innovative knee sleeve collection offered in a variety of custom prints and colorful patterns, knee wraps, wrist wraps and weight belts targeted to the high-performance athletic market. (www.EXOsleeve.com)

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This letter release contains statements that involve expectations, plans or intentions (such as those relating to our sales expectations, products and markets) and other factors discussed from time to time in our Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within our control. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTOR RELATIONS CONTACT:

Joe Sirianni, MIDAM Ventures, LLC, 305-707-7018, jsirianni@midamir.com